UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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First Commonwealth Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2005

Dear Shareholders:

On Monday, April 18, 2005, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting we will:

1. Elect five members to the Board of Directors to serve for terms expiring in 2008.

2. Attend to other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

Only shareholders of record as of the close of business on March 4, 2005, may vote at the Annual Meeting and any adjournments of the Annual Meeting. A copy of First Commonwealth’s 2004 Annual Report to Shareholders, which includes consolidated financial statements of First Commonwealth, is enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is March 18, 2005.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

David R. Tomb, Jr.

Secretary

Indiana, Pennsylvania

March 18, 2005

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 18, 2005

ABOUT THE ANNUAL MEETING

Date, Time, and Location

On Monday, April 18, 2005, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting, you will be asked to elect five members to the Board of Directors to serve for terms expiring in 2008 and to attend to any other business properly presented at the meeting.

Record Date and Voting

Only shareholders of record of First Commonwealth common stock as of the close of business on March 4, 2005, are entitled to receive notice of and vote at the Annual Meeting. As of March 4, 2005, 69,912,001 shares of First Commonwealth common stock, par value $1.00 per share, were outstanding.

You are entitled to one vote for each share that you held as of the record date on all matters to be considered and acted upon at the Annual Meeting. First Commonwealth’s Articles of Incorporation do not permit you to cumulate your votes in connection with the election of directors.

First Commonwealth’s By-Laws provide that the holders of not less than a majority of the shares entitled to vote at any meeting, present in person or by proxy, will constitute a quorum. Directors are elected by plurality vote, meaning that the five nominees who receive the highest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. An affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve any other matter properly brought before the meeting.

Brokers that are member firms of the New York Stock Exchange and who hold shares in “street name” for their customers have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received voting instructions from the beneficial owners of the shares. When a broker submits a proxy, but is prohibited or otherwise refrains from exercising this discretionary voting authority with respect to shares held in street name (commonly known as a “broker non-vote”), those shares will be included in determining whether a quorum is present but will have no effect on the outcome of the proposal. Likewise, abstentions will be included in determining whether a quorum is present but will have no effect on the outcome of a proposal.

Proxies for the Annual Meeting

This Proxy Statement was prepared at the direction of First Commonwealth’s Board of Directors to solicit your proxy for use at the Annual Meeting. If you duly execute and return the accompanying proxy card, the shares of First Commonwealth common stock represented thereby will be voted in the manner that you specify in the proxy card. The three persons named in the enclosed proxy have been selected by the Board of Directors and have indicated that they intend to vote shares represented by valid proxies FOR the election of the five nominees listed on page 5, unless the proxy card specifies that the shares be voted otherwise.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, that one or more of the nominees die or are otherwise unable to serve, the proxy will be voted for such other person or persons as the Board of Directors may recommend.

You may revoke your proxy at any time before it has been voted by:

•	submitting written notice of revocation of your proxy to David R. Tomb, Jr., the Secretary of First Commonwealth, prior to voting at the Annual Meeting;

•	submitting a later dated proxy received by the Secretary of First Commonwealth; or

•	appearing at the Annual Meeting and requesting that your proxy be revoked (however, your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy).

First Commonwealth is not aware of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

Solicitation of proxies may be made by personal interviews and telephone by management and other employees of First Commonwealth. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by First Commonwealth.

COMMON STOCK OWNERSHIP OF MANAGEMENT

AND OTHER BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 9 and by all directors and executive officers as a group. First Commonwealth is not aware of any person who, as of March 4, 2005, was the beneficial owner of more than 5% of the outstanding shares of First Commonwealth common stock, except First Commonwealth Trust Company, as described on page 3. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.

Name	Amount/Nature of Beneficial Ownership (1)	Related Footnote(s)	Percentage of Class(2)
Ray T. Charley	164,853	(10)	*
Edward T. Côté	215,800	(6,10)	*
David S. Dahlmann	25,507	(4,10)	*
John J. Dolan	49,073	(3,4,10)	*
Alan R. Fairman	228,165	(3,6,10)	*
Johnston A. Glass	222,733	(4,10)	*
Dale P. Latimer	1,895,348	(3,4,6,10)	2.71%
James W. Newill	585,344	(9,10)	*
Joseph E. O’Dell	336,028	(3,5,10)	*
John A. Robertshaw, Jr.	67,872	(3,10)	*
Laurie Stern Singer	24,383	(10)	*
Gerard M. Thomchick	147,731	(3,5,10)	*
David R. Tomb, Jr.	711,245	(3,4,5,6,7,10)	1.02%
E. James Trimarchi	860,588	(4,5,6,7,8,10)	1.23%
Robert J. Ventura	82,808	(10,11)	*

All directors and executive officers as a group (19 persons)	4,599,832	(3,4,10)	6.58%

*	Less than 1%

(1)	Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director and executive officer has sole voting power and sole investment power over the shares indicated opposite his or her name in the table, and each member of a group has sole voting power and sole investment power over the shares beneficially owned by him or her that are included in the shares indicated for the group.
(2)	Percentage ownership is calculated based upon 69,912,001 shares of First Commonwealth common stock outstanding on March 4, 2005.
(3)	Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Dolan, 573; Mr. Fairman, 25,595; Mr. Latimer, 20,000; Mr. O’Dell, 6,070; Mr. Robertshaw, 6,264; Mr. Thomchick, 2,165; Mr. Tomb, 528; and all directors and executive officers as a group, 61,195.
(4)	Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Dahlmann, 10,763; Mr. Dolan, 1,362; Mr. Glass, 23,808; Mr. Latimer, 39,103; Mr. Tomb, 63,692; Mr. Trimarchi, 88,115; and all directors and executive officers as a group, 238,143.
(5)	Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O’Dell, Thomchick, Tomb, and Trimarchi are each 25% owners and as to which they share voting and investment power.
(6)	Includes 204,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Côté, Fairman, Latimer, Tomb, and Trimarchi, each of whom is an officer or director of First Commonwealth, among others. Each of the foregoing persons may be deemed to share voting and investment power of these shares.
(7)	Includes 318,876 shares held by County Wide Real Estate, Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.
(8)	Includes 59,304 shares held by family interests of which Mr. Trimarchi exercises sole voting and investment power.
(9)	Includes 6,960 shares held by a family member over which Mr. Newill shared voting and investment power (these shares are currently part of an estate of which Mr. Newill is the Executor) and 109,144 shares held in a family member’s trust for which Mr. Newill was granted sole voting and investment power.
(10)	Includes the following stock options currently exercisable or that will become exercisable within 60 days after March 4, 2005: Mr. Charley, 18,000 shares; Mr. Côté, 11,000 shares; Mr. Dahlmann, 9,000 shares; Mr. Dolan, 24,517 shares; Mr. Fairman, 9,000 shares; Mr. Glass, 163,148 shares; Mr. Latimer, 6,000 shares; Mr. Newill, 18,000 shares; Mr. O’Dell, 240,814 shares; Mr. Robertshaw, 6,000 shares; Ms. Singer, 12,500 shares; Mr. Thomchick, 71,505 shares; Mr. Tomb, 52,275 shares; Mr. Trimarchi, 19,064 shares; Mr. Ventura, 63,544; and all directors and other executive officers as a group, 926,641 shares.
(11)	Mr. Ventura became a member of the Board of Directors on the occasion of the merger of GA Financial Inc. into First Commonwealth Financial Corporation, effective May 24, 2004.

As of February 28, 2005, First Commonwealth Trust Company, or FCTC for short, acting in a fiduciary capacity for various trusts and estates, including the First Commonwealth Employee Stock Ownership Plan, and the First Commonwealth 401(k) Retirement Savings and Investment Plan held an aggregate of 5,872,634 shares of First Commonwealth common stock or 9% of the shares outstanding as of March 4, 2005. FCTC has either sole or shared voting and investment power on these shares as listed below:

Total shares on which sole voting power is held:	1,529,684
Total shares on which voting power is shared:	4,342,950
Total shares on which sole investment power is held:	1,360,681
Total shares on which investment power is shared:	4,511,953

FCTC votes shares over which it has sole voting power. Where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

ELECTION OF DIRECTORS

Size and Composition of Board

First Commonwealth’s By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five directors. The number of directors is currently fixed at thirteen. The Board believes that its ideal size is between twelve and fifteen directors, and the Board may nominate additional directors for election at future annual meetings to maintain this target.

The Board of Directors is divided into three classes serving staggered three-year terms. Of the thirteen directors, there are five directors in the class whose term expires in 2005, four directors in the class whose term expires in 2006, and four directors in the class whose term expires in 2007. In addition, the Board may nominate directors from future classes for terms of less than three years as necessary to ensure that each class is approximately equal in size.

Director Independence

The Board of Directors has affirmatively determined that directors Charley, Côté, Fairman, Latimer, Newill, Robertshaw, Singer and Ventura meet the standards for independence as defined in applicable New York Stock Exchange Listing Standards. In making this determination, the Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•	any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable federal and state regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Nominees for Election to the Board

Directors Ray T. Charley, Edward T. Côté, Johnston A. Glass, Dale P. Latimer, and David R. Tomb, Jr. have been nominated for election at the 2005 Annual Meeting of Shareholders for terms expiring in 2008. Each director elected this year will continue in office until a successor has been elected. Although the Board has no reason to believe that any nominee will be unable to serve, in that event, the persons named in the accompanying proxy intend to vote for the balance of those who have been nominated, and, if they deem it advisable, for a substitute nominee.

Information about the nominees, each of whom is presently a member of the Board, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the position shown for more than five years unless otherwise indicated. Many directors also serve as directors or officers of subsidiaries of First Commonwealth. Those subsidiaries include First Commonwealth’s two banking subsidiaries, First Commonwealth Bank (or “FCB”) and First Commonwealth Trust Company (or “FCTC”), as well as First Commonwealth Professional Resources, Inc. (or “FCPRI”), a professional services affiliate, First Commonwealth Systems Corporation (or “FCSC”), a data processing subsidiary, First Commonwealth Insurance Agency, Inc. (or “FCIA”), a wholly-owned insurance agency subsidiary of First Commonwealth Bank, First Commonwealth Financial Advisors, Inc. (or “FCFA”), a financial planning, consulting and asset management firm, and FraMal Holdings Corporation, an investment services company. For convenience, references to these subsidiaries in the following table have been abbreviated as indicated above. First Commonwealth also jointly owns Commonwealth Trust Credit Life Insurance Company (or “CTCLIC”), a reinsurer of credit life and accident and health insurance.

Nominees for a Term Ending in 2008:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
Ray T. Charley	1998	Chief Executive Officer, Thomi Co. (retail grocers); Director of FCB, FCTC, FCIA, and FCFA; Age 53

Edward T. Côté	1984	Associate, Wakefield & Associates, L.P. (Investment Banking); Age 68

Johnston A. Glass	1986	Vice Chairman of First Commonwealth Financial Corporation; President and Chief Executive Officer of FCB; Director of FCB, FCTC, FCIA, FCPRI, FCFA, and FCSC; Age 55

Dale P. Latimer	1984	Chairman of the Board and Chief Executive Officer, R&L Development Company (heavy construction); Director of FCB, FCTC, FCIA, FCFA, and New Mexico Banquest Investors Corp. (“NMB”); Age 74

David R. Tomb, Jr.	1983	Partner, Tomb and Tomb (attorneys-at-law); Senior Vice President, Secretary and Treasurer of First Commonwealth Financial Corporation; Director of FCB, FCTC, FCIA, FCPRI, FCSC, FCFA, and CTCLIC; Age 73

The Board of Directors unanimously recommends that you vote “FOR” the election of the above five nominees to the Board of Directors.

Continuing Directors Whose Terms End in 2006:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
James W. Newill	1998	Certified Public Accountant, formerly President, J. W. Newill Company (public accounting); Age 70

John A. Robertshaw, Jr.	1998	President, Robertshaw Management, LTD; Director of FCB, FCTC, FCIA, FCFA; Age 78

Laurie Stern Singer	1998	President, Allegheny Valley Development Corporation; formerly President, Allegheny Valley Chamber of Commerce; Age 53

Robert J. Ventura	2004	Principal of Ventura Group, LLC, an investment banking and corporate development advisory services company; Age 55

Continuing Directors Whose Terms Ending in 2007:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
David S. Dahlmann	1998	Adjunct Professor, Saint Vincent College; formerly Vice Chairman of First Commonwealth Financial Corporation; Director of FCB, FCTC, FCIA, and FCFA; Age 55

Alan R. Fairman	2002	Partner, Fairman Drilling Company; formerly Business Manager of Fairman Drilling Company; Director of FCB, FCTC, FCIA, FCFA, and NMB; Age 51

Joseph E. O’Dell	1994	President and Chief Executive Officer of First Commonwealth Financial Corporation; Director of FCB, FCTC, FCIA, FCPRI, FCSC, and FCFA; Age 59

E. James Trimarchi	1982	Chairman of the Board of First Commonwealth Financial Corporation; Director of FCB, FCTC, FCIA, FCPRI, FCSC, FCFA, and CTCLIC; Age 82

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors

During 2004 the Board of Directors held four regular meetings and two special meetings. All of the directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance by Directors

The directors are encouraged but not required to attend the Annual Meetings of shareholders. Last year eleven out of twelve directors attended the Annual Meeting.

Committees of the Board of Directors

The Board of Directors has established the following standing committees: Executive, Audit, Governance, and Executive Compensation. The Governance Committee also acts as a Nominating Committee.

Executive Committee. The Executive Committee possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The members of the Executive Committee are Directors Trimarchi (Chairman), Tomb (Secretary), Charley, Côté, Dahlmann, Fairman, Glass, Latimer, Newill, O’Dell, Robertshaw, Singer, and Ventura. The Executive Committee does not meet on a scheduled basis, but meetings may be called if action is required when the Board is not in session. The Executive Committee did not meet during 2004.

Audit Committee. The Audit Committee is comprised of Directors Newill (Chairman), Côté, Singer, and Ventura. The Committee met nine times in 2004. The function of the Audit Committee is primarily to assist the Board in monitoring the integrity of First Commonwealth’s financial statements, the independent auditor’s qualifications and independence, the performance of First Commonwealth’s internal audit function and independent auditors, and First Commonwealth’s compliance with legal and regulatory requirements. A detailed list of the Audit Committee’s functions is included in its charter. The charter is available on First Commonwealth’s website as described below. The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the New York Stock Exchange and that Director Newill qualifies as the “audit committee financial expert” as defined by Securities and Exchange Commission rules. A report of the Audit Committee follows on page 14.

Governance Committee. The Governance Committee currently consists of Directors Latimer (Chairman), Fairman, Newill, Robertshaw, and Singer. During 2004, the Governance Committee held four regular meetings. The Governance Committee is responsible for measuring the performance of executive officers and members of the Board of Directors and for recommending management succession plans. The Governance Committee also acts as a nominating committee to recommend candidates for election to the Board of Directors at each Annual Meeting and to identify and recommend qualified individuals to become Board members or to fill vacant seats. The Board of Directors has determined that all five members of the Governance Committee satisfy the independence requirements of the New York Stock Exchange.

Executive Compensation Committee. The Executive Compensation Committee is comprised of Directors Fairman (Chairman), Côté, and Latimer. The purpose of the Executive Compensation Committee is to annually review and determine the compensation of all directors, senior executive officers and the CEO of First Commonwealth, including incentive compensation plans and equity-based plans. The Executive Compensation Committee met five times in 2004. The Board of Directors has determined that each member of the Executive Compensation Committee meets the independence requirements of the New York Stock Exchange. A report of the Executive Compensation Committee follows on page 12.

To obtain copies of the current charters of the Audit Committee, Governance Committee and Executive Compensation Committee, visit First Commonwealth’s website at http://www.fcbanking.com. Click on “Investor Relations,” then click “Corporate Governance,” then select the charter that you would like to view. You may also request a copy of any charter by writing to First Commonwealth, at P.O. Box 400, Indiana, Pennsylvania 15701, Attention: Investor Relations.

Meetings of Non-Management Directors

First Commonwealth’s non-management directors meet at regularly scheduled executive sessions without any management directors in attendance. David S. Dahlmann has been designated as the Lead Director and will preside over the executive sessions.

Procedures for Nominating Directors

The By-Laws of First Commonwealth require that any shareholder who intends to nominate or cause to have nominated any candidates for election to the Board of Directors (other than a candidate proposed by First Commonwealth’s then existing Board of Directors) must notify the Secretary of First Commonwealth, in writing, not less than 120 days in advance of the anniversary of the date on which First Commonwealth mailed its proxy statement in connection with the previous year’s Annual Meeting (for the 2005 Annual Meeting, such notification must have been received by the Secretary on or before November 19, 2004).

The notification should contain the following information, to the extent known by the notifying shareholder:

•	The name, address, age, and principal occupation of each proposed nominee and the number of shares of First Commonwealth stock owned by each proposed nominee;

•	The name, residence address, and number of shares of First Commonwealth Stock owned by the notifying shareholder;

•	The total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee;

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

•	The written consent of each nominee, signed by such nominee, to serve as a director of First Commonwealth if so elected.

Nominations should be delivered to the Corporate Secretary at the following address:

First Commonwealth Financial Corporation

P.O. Box 400

Indiana, Pennsylvania 15701

Attention: Corporate Secretary

The Board of Directors as a whole will consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

Criteria for Director Nominees

In considering possible candidates for nomination as a director, the Governance Committee is guided by the following criteria. Candidates should:

•	Have a minimum of five years experience in a business related field;

•	Reside within reasonable proximity of First Commonwealth’s geographical area;

•	Be involved with professional, service or non-profit groups;

•	Maintain a financial relationship with First Commonwealth’s subsidiary bank;

•	Agree to serve on one standing committee of the Board;

•	Own at least a minimum of 5,000 shares of First Commonwealth stock, to be increased to 15,000 shares by the end of first term; and

•	Have sufficient time available to devote to the affairs of First Commonwealth and to attend meetings as frequently as necessary.

COMPENSATION OF DIRECTORS

Directors who also serve in a management capacity do not receive compensation for service on the Board of Directors or Committees of the Board of Directors. Non-management directors are compensated at the rate of $2,000 per regular quarterly and special board meetings attended and also receive an annual retainer of $12,000. Committee members receive $1,000 per committee meeting attended. Members who act in the capacity of Chairman of a committee also receive an additional $500 per committee meeting attended, except for the Chairman of the Audit Committee, who receives an additional $1,000 per meeting attended. When an executive session of the non-management directors is held on the same day as a regular Board meeting, no fee will be paid. Otherwise, the $2,000 Board fee per meeting attended will apply. In addition, Mr. Dahlmann receives an annual retainer fee of $5,000 for his service as the Lead Director.

Each member of the board who is not an employee of First Commonwealth is eligible to receive options to purchase First Commonwealth stock pursuant to First Commonwealth’s Compensatory Stock Option Plan. Option grants are made at the discretion of the Executive Compensation Committee. Each non-employee director received non-qualified options to purchase 3,000 shares of common stock on January 12, 2004. These options are currently exercisable at an exercise price of $14.41 per share, and will expire on January 12, 2014.

The Deferred Compensation Plan for Non-Employee Directors allows non-employee directors to defer receipt of any retainers and Board and committee meeting fees, including amounts paid for Advisory Board service. At the election of the director, the deferred amounts are credited to a stock account, a non-stock account, an investment account or any combination thereof. Payments under the plan are made as a lump sum at the earlier of the cessation of service as a director or the death or disability of the director.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation paid to First Commonwealth’s Chief Executive Officer and each of its four most highly compensated executive officers during the 2004 fiscal year (collectively, the “Named Executive Officers”) for services in all capacities to First Commonwealth and its subsidiaries for the periods shown:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation			Securities Underlying Options (#)	All Other Compensation ($) (3)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)
Joseph E. O’Dell President and Chief Executive Officer	2004 2003 2002	436,500 441,750 424,500	12,900 42,950 0	0 34,082 39,205	158,892 106,295 57,499

E. James Trimarchi Chairman of the Board	2004 2003 2002	408,700 412,200 397,500	12,000 0 0	0 31,876 36,667	20,439 19,200 19,540

Johnston A. Glass Vice Chairman of First Commonwealth and President and Chief Executive Officer of First Commonwealth Bank	2004 2003 2002	370,000 375,250 333,500	11,000 36,300 0	0 26,563 30,556	85,959 43,667 40,436

Gerard M. Thomchick Senior Executive Vice President and Chief Operating Officer	2004 2003 2002	363,850 365,100 354,500	9,950 33,135 0	0 25,500 29,333	84,357 38,938 36,662

John J. Dolan Executive Vice President and Chief Financial Officer	2004 2003 2002	286,000 260,000 200,000	7,800 26,000 13,520	0 16,347 18,803	65,415 29,520 19,540

(1)	Annual salary includes compensation for an amount deferred at the election of the Named Executive Officer pursuant to a supplemental executive retirement plan.
(2)	Amounts reflect a 3% bonus paid to each named Executive Officer in January 2004, which, except for Mr. Dolan, was in lieu of base pay adjustments.
(3)	The amounts shown under the heading “All Other Compensation” for 2004 reflect, with respect to each Named Executive Officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the Named Executive Officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) contributions made by First Commonwealth under the non-qualified supplemental executive retirement plan, as follows:

Named Executive Officer	Matching 401(k) Contributions	Discretionary 401(k) Contributions	Allocation of ESOP Shares	SERP Contributions
Joseph E. O’Dell	$8,200	$6,150	$6,089	$138,453
E. James Trimarchi	8,200	6,150	6,089	—
Johnston A. Glass	8,200	6,150	6,089	65,520
Gerard M. Thomchick	8,200	6,150	6,089	63,918
John J. Dolan	8,200	6,150	6,089	44,976

STOCK OPTION GRANTS IN FISCAL YEAR 2004

No stock options were granted to the Named Executive Officers during fiscal year 2004.

AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 2004

AND FISCAL YEAR-END OPTION VALUES

Shown below is information with respect to aggregate option exercises by the Named Executive Officers in the 2004 fiscal year and with respect to unexercised stock options held by them at December 31, 2004.

	Options Exercised		Number of Shares Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph O’Dell	63,512	332,075	240,814	0	939,961	0
E. James Trimarchi	90,519	210,712	19,064	0	15,299	0
Johnston Glass	46,334	268,272	163,148	0	605,176	0
Gerard M. Thomchick	88,146	334,336	71,505	0	212,016	0
John J. Dolan	70,282	255,332	24,517	0	62,627	0

(1)	Based on the price of $15.49, which is the average of the high and low prices of First Commonwealth common stock on the NYSE on December 31, 2004.
(2)	“Value Realized” is the difference between the exercise price and the sales price (in the case of shares sold upon exercise of options) or the average of the high and low prices of First Commonwealth common stock on the NYSE on the exercise date (in the case of shares not sold upon exercise), multiplied by the number of options exercised.

AGREEMENTS WITH EXECUTIVE OFFICERS

Change in Control Agreements

First Commonwealth has entered into change in control agreements with each of the Named Executive Officers except for Mr. Trimarchi, as well as other executive officers and key employees. The terms of the change in control agreements are summarized below. Except as noted below, all of the change in control agreements are identical in all material respects.

If, within a specified period (the “Tail Period”) following the occurrence of a “change in control” (as defined below) of First Commonwealth, the employer involuntarily terminates the executive’s employment other than for “cause” (as defined below), reduces the executive’s title, responsibilities, power or authority, reduces the executive’s base compensation or other benefits or assigns duties which are inconsistent with the executive’s previous duties, the former executive will be entitled to receive a severance benefit equal to the executive’s base compensation payable in equal monthly installments over a specified period (the “Severance Period”). In addition to the severance payment, the former executive and his or her family will continue to receive, at the employer’s expense, health insurance and other group insurance employee benefits during the Severance Period. The right to receive severance payments terminates if the executive enters into competitive employment during that Severance Period. A “change in control” occurs if any person or group of persons acting in concert acquire 25% or more of the outstanding shares of First Commonwealth’s common stock. “Cause” for termination exists if the executive commits a felony resulting in, or intended to result in, monetary harm to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

The Tail Period and the Severance Period are one year in the case of the change in control agreement for Mr. Dolan, two years in the case of the change in control agreements for Messrs. Glass and Thomchick, and three years in the case of Mr. O’Dell’s change in control agreement. In addition, Messrs. O’Dell, Glass and Thomchick each have the right under their change in control agreement to trigger the payment of severance benefits by voluntarily terminating their employment within one year following a change in control. However, the right to receive severance benefits following a voluntary termination will no longer be available after attaining normal retirement age under any of First Commonwealth’s regular retirement plans.

Severance Agreement

First Commonwealth Bank and Mr. Glass are parties to a severance agreement that entitles Mr. Glass to receive certain benefits if Mr. Glass or First Commonwealth terminates his employment (other than for just cause) prior to Mr. Glass’s 63rd birthday. Upon such a termination, Mr. Glass would receive severance payments (based on his rate of annual compensation at the time of the termination) and benefits for a period of two years following his termination. Mr. Glass would be prohibited from entering into employment with a competitor in First Commonwealth Bank’s market area during the two years following his termination. If Mr. Glass is terminated for just cause, he would not be entitled to receive any payments under the agreement. “Just cause” for termination exists if Mr. Glass commits a felony resulting in, or intended to result in, monetary harm to First Commonwealth, its customers, or affiliates, or if he intentionally fails to perform his duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The information contained in this report and in the accompanying performance graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

As the Executive Compensation Committee of the Board of Directors, we are responsible for establishing First Commonwealth’s executive compensation philosophy and major compensation policies. We are also responsible for determining all aspects of the compensation paid to the Chief Executive Officer and review and approve compensation paid to the other executive officers. We have access to an independent compensation consultant and to competitive compensation data. The Executive Compensation Committee is composed entirely of “independent directors” as defined in the New York Stock Exchange listing standards.

Our general philosophy with respect to our executive officers, including the CEO, is that compensation be sufficient to attract, motivate and retain executives of outstanding ability and potential, that the level of compensation relate to both First Commonwealth’s and the executive officer’s annual performance, and that the compensation be aligned with the interests of our shareholders. The elements of the executive compensation package are base salary, short-term incentive compensation, a stock option plan, and benefits. We believe that First Commonwealth’s executive compensation program provides an overall level of compensation that is competitive within its industry for companies approximating the size of First Commonwealth.

Base Salary

In evaluating and approving the base salaries paid to First Commonwealth’s executive officers, we review First Commonwealth’s performance as a whole and the individual performance of each executive officer. In addition, we take into account how base salaries paid by First Commonwealth compare to those paid by similarly sized companies in the banking and financial services industry in the Middle Atlantic region and adjacent states to executive officers of similar positions, experience and responsibility. We strive to maintain base salaries ranging from the fiftieth to seventy-fifth percentile among those paid by other members of First Commonwealth’s peer group.

Short-Term Incentive Compensation

Effective as of January 1, 1998, First Commonwealth adopted the First Commonwealth Financial Corporation Cash Incentive Program whereby the executive officers of First Commonwealth and the presidents of First Commonwealth’s subsidiaries are entitled to receive cash bonuses if First Commonwealth’s earnings per share increase by more than eight percent (or ten percent in the case of the four most highly compensated participants) over earnings per share during the prior year. In addition to the Cash Incentive Program, we possess broad discretion to award bonuses based upon the attainment of First Commonwealth’s strategic objectives and the performance of individual executive officers.

No bonuses were awarded under the Cash Incentive Program for services performed in 2004. However, we awarded bonuses to each Named Executive Officer in January 2004, which was equal to approximately 3% of the Named Executive Officer’s base salary, which except for Mr. Dolan, was in lieu of a base salary adjustment for 2004.

Stock Option Plan

Under First Commonwealth’s shareholder-approved Compensatory Stock Option Plan, executive officers may be awarded incentive stock options and nonqualified stock options at our discretion and on such terms and conditions as we may determine. We believe that stock options and other equity-based incentive compensation align executive officer and shareholder interests because such compensation provides management with a powerful incentive to increase shareholder value over the long term. However, we believe that the current distribution of stock options among executive officers is sufficient to achieve these goals. Accordingly, we did not grant any stock options to any of the Named Executive Officers during 2004.

Benefits

Executive officers participate in employee benefit programs available to other employees of First Commonwealth. In addition, executive officers participate in a Supplemental Executive Retirement Plan, or SERP, which was established to restore benefits that are not available to highly compensated employees under First Commonwealth’s 401(k) and employee stock ownership plans. Under the terms of the SERP, participants, including Mr. O’Dell and the other Named Executive Officers except Mr. Trimarchi, may contribute up to 25% of their excess compensation (compensation in excess of the limit under First Commonwealth’s 401(k) plans) to the SERP in the form of a salary reduction. First Commonwealth makes contributions equal to 12% of the participant’s excess compensation and discretionary contributions in amounts determined by the Committee. The amounts contributed by First Commonwealth to the SERP on behalf of Mr. O’Dell and each other Named Executive Officer are set forth in footnote 3 of the Summary Compensation Table above.

Chief Executive Officer Compensation

In 2004, Mr. O’Dell completed his tenth year as President and Chief Executive Officer of First Commonwealth. He received a base salary of $436,500. Mr. O’Dell did not receive any stock option grants in 2004 nor did he participate in a defined benefit pension plan. The Committee awarded Mr. O’Dell a cash bonus of $12,900 or 3% of his base salary in lieu of a base salary adjustment, and the Committee awarded a discretionary matching contribution to Mr. O’Dell’s SERP in the amount of $109,125 in recognition of the cost savings that resulted from First Commonwealth’s recent acquisitions, the improvements in net interest margin and earnings per share resulting from the restructuring of First Commonwealth’s Federal Home Loan Bank borrowings and the efforts and leadership of Mr. O’Dell in connection with the implementation of controls and procedures to comply with the requirements of the Sarbanes-Oxley Act of 2002 and regulations adopted thereunder. The Committee believes that Mr. O’Dell’s compensation level in 2004 was appropriate in light of the foregoing achievements.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits First Commonwealth’s tax deduction to $1 million for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Committee makes every effort to structure First Commonwealth’s executive compensation program to obtain full deductibility of executive compensation under Section 162(m) and does not anticipate the loss of any deduction with respect to compensation paid to the Named Executive Officers in 2004.

Submitted by the Executive Compensation Committee,

Alan R. Fairman, Chairman

Edward T. Côté

Dale P. Latimer

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter outlining the duties and responsibilities for the Audit Committee. The Audit Committee members are independent as defined in the New York Stock Exchange listing standards.

The Audit Committee has:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with the independent auditors, Ernst & Young LLP (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standards No. 61; and,

3.	Received the written disclosures and the letter from the independent auditors, Ernst & Young, required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in First Commonwealth’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Edward T. Côté

Laurie Stern Singer

Robert J. Ventura

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on the Corporation’s Common Stock against the cumulative total return of the Russell 2000 Index and selected bank holding companies operating in Pennsylvania with assets between one and eight billion dollars, including FNB Corporation, Fulton Financial Corporation, S & T Bancorp Inc., Susquehanna Bancshares Inc., and AmeriServ Financial, Inc. (peer group) for the five years commencing January 1, 2000 and ending December 31, 2004.

Cumulative Five Year Total Return

First Commonwealth vs. Russell 2000 and Peer Group

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
First Commonwealth Financial Corporation	100.00	88.39	106.92	111.98	145.71	164.59
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
First Commonwealth Peer Group	100.00	117.02	134.91	143.26	190.12	217.36

Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 2000, and that all dividends were reinvested.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Directors Côté, Fairman, and Latimer. No member was an officer or employee of First Commonwealth during 2004 nor has ever been an officer or employee of the First Commonwealth or a subsidiary. Further, during 2004, no executive officer of First Commonwealth served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of First Commonwealth.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than ten percent of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on its review of the copies of forms received by it, and written and oral representation from its directors, executive officers and greater than ten-percent shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2004.

INTERESTS OF NOMINEES, DIRECTORS, AND OFFICERS IN CERTAIN TRANSACTIONS

During 2004, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for First Commonwealth and First Commonwealth Bank. Mr. Tomb is a director and executive officer of First Commonwealth. The fees paid for services during 2004 were $70,000.

During 2004, First Commonwealth paid $74,388 to Sherman & Howard L.L.C. for legal services the firm performed for the company, including services in connection with First Commonwealth’s acquisitions of Pittsburgh Financial Corp. and GA Financial, Inc. Matthew Tomb, Esq., son of director and executive officer David Tomb, is an associate with Sherman & Howard.

During 2004, FCB paid the following compensation to Julia Trimarchi Cuccaro, Esq., daughter of director and executive officer E. James Trimarchi: $171,410 for preparing state-wide lien searches and abstracting services in connection with loans made by FCB, $40,000 for various legal services in the ordinary course of banking business, $23,500 for her service as a director of FCB (January 1, 2004 through July 31, 2004), and $26,654 as wages in her capacity as an employee of FCB (Assistant Corporate Secretary, effective August 1, 2004).

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features.

In addition to loans made by its banking subsidiary, First Commonwealth, through an executive loan plan, has advanced amounts from time to time to executive officers of First Commonwealth. During 2004 Mr. O’Dell and Thaddeus J. Clements, each an executive officer, had outstanding loan balances and these amounts are included in Note 26 “Related Party Transactions” of First Commonwealth’s Annual Report on Form 10-K along with those credits issued to Directors and executive officers through First Commonwealth’s banking subsidiary. The highest amount outstanding during 2004 was $333,447 and $105,727 for O’Dell and Clements, respectively. The balance outstanding at February 28, 2005, was $287,978 and $91,058, respectively. These loans were extended through a line of credit and carry an interest rate at the New York City prime rate. First Commonwealth discontinued advancing amounts under this plan as of July 30, 2002.

ACCOUNTANTS

Ernst & Young has been selected by the Audit Committee to serve as First Commonwealth’s independent public accountant for its 2005 fiscal year.

Aggregate fees for the fiscal years ending December 31, 2004, and December 31, 2003, billed or to be billed by First Commonwealth’s principal accounting firm, Ernst & Young, were:

	2004	2003
Audit Fees	$571,610	$381,000
Audit Related Fees (a)	$23,100	$21,000
Tax Fees	$0	$0
All Other Fees (b)	$2,400	$795

(a)	“Audit Related Fees” for the years ending December 31, 2004, and December 31, 2003, were for employee benefit plan audits and a student loan attestation report of which 100% were pre-approved.
(b)	“All Other Fees” for the years ended December 31, 2004 and 2003 represent subscription fees for an accounting and auditing research tool. For 2004, 100% of these fees were approved by the Audit Committee pursuant to the “de minimis” exception from the pre-approval requirement under Rule 2-01(c)(7)(i)(C). The fees paid for this service in 2003 were pre-approved by the Audit Committee.

All auditing services (which may entail providing comfort letters in connection with registered offerings of securities) and all non-audit services provided to First Commonwealth by First Commonwealth’s auditors which are not prohibited by law are pre-approved by the Audit Committee pursuant to established policy and procedures.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provisions of such services does not impair the auditor’s independence. The pre-approval policy generally states that unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed service exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of the general pre-approval is usually 12 months from the date of pre-approval. The Audit Committee revises the list of general pre-approved services from time to time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

A representative from Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

ANNUAL REPORT

A copy of First Commonwealth’s Annual Report to Shareholders for the fiscal year ended December 31, 2004, is enclosed with this Proxy Statement.

A copy of the First Commonwealth’s annual report on Form 10-K for 2004 as filed with the Securities and Exchange Commission may be obtained without charge upon written request to: David R. Tomb, Jr., Secretary/Treasurer, P.O. Box 400, Indiana, Pennsylvania 15701. The annual report is also available through First Commonwealth’s website, http://www.fcbanking.com, click on “Investor Relations,” then choose “Annual Reports.”

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

SHAREHOLDER PROPOSALS

Proposals of First Commonwealth shareholders intended to be presented at the Annual Meeting of Shareholders to be held in the year 2006 must be received by the Secretary of First Commonwealth not later than November 18, 2005, in order to be considered for inclusion in First Commonwealth’s proxy statement for that meeting.

In connection with the 2006 Annual Meeting of Shareholders, if First Commonwealth does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of First Commonwealth) on or before February 2, 2006 (45 days prior to mailing date of this year’s proxy statement), then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

APPENDIX

(PROXY CARD)

(This Section Intentionally Blank)

Detach Proxy Card Here

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Enclosed Envelope	Votes must be indicated (x) in Black or Blue Ink.

1.	Election of the following nominees as Directors to serve for terms ending in 2008.

FOR ALL ☐	WITHHOLD ☐ FOR ALL	EXCEPTIONS ☐	To change your address, please mark this box. ☐ To include any comments, please mark this box. ☐

Nominees: Ray T. Charley, Edward T. Cote, Johnston A. Glass, Dale P. Latimer, and David R. Tomb, Jr. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

SCAN LINE

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date	Share Owner sign here	Co-Owner sign here

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2005

The Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at 654 Philadelphia Street, Indiana, PA on Monday, April 18, 2005 at 3:00 p.m., local time, for the following purposes:

1.	To elect five Directors to serve for terms expiring in 2008.

2.	To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial Corporation of record at the close of business on March 4, 2005 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy card does not affect your right to vote in person if you attend the meeting.

FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2005

This Proxy is Solicited on Behalf of the Board of Directors of

First Commonwealth Financial Corporation

The undersigned shareholder of First Commonwealth Financial Corporation (“the Corporation”) hereby appoints Carson Greene Jr., Carrie L. Riggle, and Donald A. Lawry, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation the shares which the undersigned would be entitled to vote if personally present on the following matter and such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.

(Continued, and to be signed and dated on the reverse side.)

FIRST COMMONWEALTH FINANCIAL CORPORATION

P. O. BOX 11043

NEW YORK, NY 10203-0043